Exhibit 12.1

BioMed Realty Trust, Inc.

Statement of Computation of Ratios

	6 Mo. Ended June 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$2,088	$44,729	$39,256	$60,798	$62,563	$72,528
Amortization of interest capitalized	2,560	4,613	4,456	3,009	1,308	112
Distributions from unconsolidated joint ventures	1,088	2,428	1,374	586	687	357
Fixed charges (see below)	50,494	96,749	91,515	77,095	83,008	85,927
Subtract:
Interest capitalized	(4,450)	(7,568)	(5,442)	(12,405)	(42,320)	(58,132)

Total earnings	$51,780	$140,951	$131,159	$129,083	$105,246	$100,792

Fixed charges:
Interest expensed, net	46,044	89,181	86,073	64,690	40,688	27,795
Interest capitalized	4,450	7,568	5,442	12,405	42,320	58,132

Total fixed charges	$50,494	$96,749	$91,515	$77,095	$83,008	$85,927

Ratio of earnings to fixed charges	1.0	1.5	1.4	1.7	1.3	1.2

Ratio of earnings to fixed charges and preferred stock dividends	0.9	1.2	1.2	1.4	1.1	1.0

Preferred stock dividends	$7,301	$16,033	$16,963	$16,963	$16,963	$16,868

BioMed Realty L.P.

Statement of Computation of Ratios

	6 Mo. Ended June 30,	Year Ended December 31,
	2012	2011	2010	2009	2008	2007

Earnings:
Add:
Income from continuing operations before noncontrolling interests and income/loss from unconsolidated joint ventures	$2,088	$44,729	$39,256	$60,798	$62,563	$72,528
Amortization of interest capitalized	2,560	4,613	4,456	3,009	1,308	112
Distributions from unconsolidated joint ventures	1,088	2,428	1,374	586	687	357
Fixed charges (see below)	50,494	96,749	91,515	77,095	83,008	85,927
Subtract:
Interest capitalized	(4,450)	(7,568)	(5,442)	(12,405)	(42,320)	(58,132)

Total earnings	$51,780	$140,951	$131,159	$129,083	$105,246	$100,792

Fixed charges:
Interest expensed, net	46,044	89,181	86,073	64,690	40,688	27,795
Interest capitalized	4,450	7,568	5,442	12,405	42,320	58,132

Total fixed charges	$50,494	$96,749	$91,515	$77,095	$83,008	$85,927

Ratio of earnings to fixed charges	1.0	1.5	1.4	1.7	1.3	1.2

Ratio of earnings to fixed charges and preferred unit distributions	0.9	1.2	1.2	1.4	1.1	1.0

Preferred unit distributions	$7,301	$16,033	$16,963	$16,963	$16,963	$16,868